Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 10, 2025, by and among FanDuel Group Parent LLC, a Delaware limited liability company (the “Company”), TSE Holdings Ltd., a United Kingdom private limited company (“Parent”), and Boyd Interactive Gaming Holdings, L.L.C., a Nevada limited liability company (the “Seller”). The parties to this Agreement shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, as of the date hereof, (i) the Seller owns (a) 826,447 Investor Units of the Company and (b) warrants that represent and are exercisable by the Seller for 91,828 of the Investor Units of the Company and (ii) Parent owns the remaining issued and outstanding equity interests of the Company;

WHEREAS, in connection with the Transactions and the Commercial Transactions, substantially concurrently with the execution hereof or such other date set forth in the Termination Agreement, the Company and the Seller or certain of their respective Affiliates have entered or will enter into the Commercial Agreements and the RAMP Agreement; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Parent desires to purchase from the Seller, and the Seller desires to sell, assign and transfer to Parent, all of the Investor Units of the Company held directly or indirectly by the Seller (the “Acquired Investor Units”) and all warrants that represent and are exercisable for Investor Units of the Company held directly or indirectly by the Seller (the “Acquired Warrants” and together with the Acquired Investor Units, the “Acquired Interests”).

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the LLCA. As used in this Agreement, the following terms have the following meanings:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that, for the avoidance of doubt, in no event shall the Seller or its Subsidiaries be deemed to be an Affiliate of Parent or of the Company or any of their respective Subsidiaries hereunder.

“Boyd Casino Counterparty” means each Affiliate of Boyd Gaming Corporation that is entering into the Commercial Agreements and the RAMP Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized or required by Law to close.

“Closing” has the meaning set forth in Section 2.3. “Closing Date” has the meaning set forth in Section 2.3.

“Closing Deadline” has the meaning set forth in Section 6.1(b).

“Closing Payment” means an amount equal to the sum of (i) the Equity Purchase Price plus

(ii) the Termination Payment.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Collaboration Agreement” means the 2025 Interactive Gaming Collaboration Agreement, to be dated as of Closing Date, by and between Boyd Gaming Corporation and the Company.

“Commercial Agreements” means (i) the Termination Agreement; (ii) the 2025 Access Agreements (as defined in the Termination Agreement), (iii) the Collaboration Agreement, and

(iv) the Brand license agreement in the form attached to the Termination Agreement as Exhibit 8 thereto.

“Commercial Transactions” means each of the Commercial Agreements and the RAMP Agreement becoming effective in accordance with the terms and conditions thereof.

“Company Fundamental Representations” has the meaning set forth in Section 5.3(a). “Contract” means any legally binding oral or written contract, agreement, license, sublicense, lease, sublease, deed, mortgage, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument or commitment. “Contracting Parties” has the meaning set forth in Section 7.9. “Damages” has the meaning set forth in Section 6.2.

“Disclosure Schedules” has the meaning set forth in Section 7.19.

“Enforceability Exceptions” mean applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

“Equity Purchase Price” means an amount, corresponding to the portion of the Closing Payment payable in consideration for the Acquired Interests, equal to the sum of:

a.	$1,550,000,000;

b.	plus, if the Closing Date is after July 18, 2025, an additional amount equal to $1,500,000;

c.	plus, if the Closing Date is after July 25, 2025, an additional amount equal to $1,500,000;

d.	plus, if the Closing Date is after August 1, 2025, an additional amount equal to (i) $237,431 multiplied by (ii) the number of days that elapsed between August 1, 2025 and the Closing Date.

For the avoidance of doubt, the amounts described above in (a)-(d), to the extent applicable, are cumulative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Financing” means the financing obtained by Parent, the Company or their Affiliates in connection with the Transactions and the Commercial Transactions.

“Financing Party” means each lender and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements in connection with the Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate and their respective successors and assigns; provided that, for the avoidance of doubt, neither Parent, the Company nor their respective Affiliates shall be considered a Financing Party for the purpose of this Agreement.

“Fraud” means common law Fraud under Delaware law in the making by a Party, to another Party, of an express representation or warranty contained in this Agreement by the first such Party, except that “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Gaming Authority” means any Governmental Authority with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or over horse racing or horse race wagering, including the Colorado Division of Gaming, the Illinois Gaming Board, the Louisiana Gaming Control Board, Louisiana Office of the Attorney General – the Gaming Division, the Nevada Gaming Control Board, and the Nevada Gaming Commission.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, Law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities, including the rules and regulations of the Gaming Authorities, including in Colorado, Illinois, Louisiana and Nevada.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) U.S. and other federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“IMA” means that certain Investor Members Agreement of the Company, dated as of July 10, 2019, by and among the Company, Parent, the Seller and the other Persons party thereto from time to time, as amended, supplemented or otherwise modified from time to time.

“Investment Lien” means any Lien pertaining to the sale, redemption, assignment, disposition or transfer of the Acquired Interests (including any consents or approvals of transfers, options, rights of first refusal, co-sale and similar rights) arising out of or based on the LLCA, the IMA or the Warrant Agreement, as applicable.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, Order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.

“Legal Restraint” has the meaning set forth in Section 5.1(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, license, adverse ownership interest, claim, sublicense, easement, option, mortgage, deed of trust, grant, pledge, charge, security interest or encumbrance in respect of such property or asset.

“LLCA” means that certain Limited Liability Company Agreement of the Company, dated as of July 10, 2019, by and among the Company, Parent, the Seller and the other Persons party thereto from time to time, as amended, supplemented or otherwise modified from time to time.

“Operative Documents” means the LLCA, the IMA, the Warrant Agreement, and any other governing documents of the Company.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Parent Fundamental Representations” has the meaning set forth in Section 5.3(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or group (as defined in Section 13(d)(3) of the Exchange Act), or a Governmental Authority or any department, agency or political subdivision thereof.

“RAMP Agreement” means the Betting Feeds Service Agreement, to be dated as of the Closing Date, by and between Betfair Interactive US, LLC and Boyd Gaming Corporation.

“Remedy” has the meaning set forth in Section 4.4(b). “SEC” means the U.S. Securities and Exchange Commission.

“Seller Fundamental Representations” has the meaning set forth in Section 5.2(a). “Seller Related Party” has the meaning set forth in Section 7.18.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Termination Agreement” means the Omnibus Termination Agreement, dated as of the date hereof, between the Company, Betfair Interactive US LLC, Boyd Gaming Corporation and each Boyd Casino Counterparty that is a signatory thereto.

“Termination Payment” means $205,000,000, corresponding to the portion of the Closing Payment payable in consideration for the termination of certain existing agreements between the Company and the Seller or certain of their respective Affiliates as set forth in the Termination Agreement.

“Transactions” means the sale of the Acquired Interests by the Seller to Parent as contemplated hereunder.

“Transaction Documents” means this Agreement, and all agreements, instruments and certificates contemplated by this Agreement to be executed and delivered by any Party or its Affiliate in connection with the consummation of the Transactions, but excludes the Commercial Agreements, and the RAMP Agreement.

“Transfer Taxes” means any sales, use, value added, registration, stamp, customs or duties, documentary, transfer (including real property transfer) and similar taxes (including any penalties and interest) and excluding any income taxes, in each case with respect to the Transactions.

“Warrant Agreement” means that certain Contribution, Exchange and Warrant Agreement, dated as of October 22, 2021, by and between the Company and the Seller.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken with knowledge that such act, or failure to act, constitutes, or would reasonably be likely to constitute, in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

ARTICLE II.

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement,

effective at the Closing, (i) the Seller shall sell, assign and transfer to Parent all of its right, title and interest in and to the Acquired Interests and assign to Parent all of its rights in the Operative Documents (to the extent applicable), free and clear of all Liens (other than Investment Liens and restrictions under applicable federal and state securities Laws), and (ii) Parent shall purchase and acquire the Acquired Interests from the Seller and assume and perform all duties, liabilities and obligations of the Seller under the Operative Documents (to the extent applicable) arising from and after the Closing.

Section 2.2 Closing Payment. The aggregate amount payable to the Seller at the Closing shall be an amount equal to the Closing Payment, and on the terms and subject to the terms and conditions of this Agreement, at the Closing, Parent shall pay, or cause to be paid to, the Seller the Equity Purchase Price and the Company shall pay, or cause to be paid to, the Seller the Termination Payment.

Section 2.3 The Closing. The closing for the sale and purchase of the Acquired Interests (the “Closing”), will take place remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission (a) on the fifth (5th) Business Day following the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article V other than those to be satisfied at the Closing itself, but subject to the satisfaction of such conditions at the Closing or, to the extent permitted by applicable Law, waiver of such conditions at the Closing (by the party entitled to the benefit of such condition), or (b) on such other date as the Parties may agree (the “Closing Date”).

Section 2.4 Deliveries at Closing. At the Closing:

(a) Parent will (i) pay or cause to be paid to the Seller the Equity Purchase Price by wire transfer of immediately available funds to an account specified no less than two (2) Business Days prior to Closing by Seller in writing, and (ii) deliver an executed copy of the certificate referred to in Section 5.3(c);

(b) the Company will pay or cause to be paid to the Seller the Termination Payment by wire transfer of immediately available funds to an account specified no less than two (2) Business Days prior to Closing by Seller in writing;

(c) the Seller shall deliver, or cause to be delivered to Parent or the Company, as applicable:

(i) a copy of an assignment of the Acquired Investor Units substantially in the form attached as Exhibit A, executed by the Seller; a copy of an assignment of the Acquired Warrants substantially in the form attached as Exhibit B, executed by the Seller;

(ii) an executed copy of the certificate referred to in Section 5.2(c); and

(iii) an IRS Form W-9 completed on behalf of the Seller;

(d) the Company shall deliver, or cause to be delivered to Seller:

(i) a copy of an assignment of the Acquired Investor Units substantially in the form attached as Exhibit A, executed by Parent;

(ii) a copy of an assignment of the Acquired Warrants substantially in the form attached as Exhibit B, executed by Parent; and

(iii) an executed copy of the certificate referred to in Section 5.3(c).

Section 2.5 Currency. All payments hereunder shall be made and calculated in United States dollars.

Section 2.6 Withholding. Parent and its Affiliates and agents shall each be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made; provided that Parent and its Affiliates and agents agree that there shall be no deduction or withholding from any amount otherwise payable to the Seller under current applicable Law to the extent the Seller furnishes to Parent an IRS Form W-9 completed on behalf of the Seller as contemplated in Section 2.4(c)(iii) of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASE AND SALE

Section 3.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Parent and the Company as of the date hereof and as of the Closing, that:

(a) Organization; Legal Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Seller has the requisite power and authority to enter into this Agreement and each other Transaction Document to which the Seller is or will be a party and to consummate the Transactions.

(b) Authorization; Non-Contravention.

(i) The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which the Seller is or will be a party and the Transactions, (A) have been duly authorized by all necessary action on the part of the Seller, (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents, (C) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, any Contract to which it is a party or by which it is bound, or, assuming that any filings, notices or consents contemplated by Section 3.1(b)(ii) have been made or obtained, any applicable Law, and (D) do not and will not conflict with or require any consents under the Operative Documents (taking into account the provisions of Section 4.6), except, in case of clauses (C) and (D), as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impede the Closing or materially impair the ability of Seller to consummate the Transactions.

(ii) Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedules or as may be required by the applicable rules or regulations of any applicable national securities exchange, the Exchange Act and the rules and regulations promulgated thereunder, or applicable state securities Laws, the execution, delivery and performance of this Agreement by the Seller or any of its Affiliates and the consummation of the Transactions, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c) Binding Obligations. This Agreement and each other Transaction Document to which the Seller is or will be a party have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

(d) Ownership. The Seller has legal ownership of and good and valid title to the Acquired Interests, and such ownership and title are free of all Liens other than Investment Liens and restrictions under federal and state securities Laws. Other than pursuant to the Operative Documents, there are no agreements, options, warrants, commitments (contingent or otherwise), puts, calls, rights of conversion or other rights, obligations, or arrangements outstanding that provide for the sale, issuance, repurchase or redemption of any of the Acquired Interests or that restrict the transfer of the Acquired Interests. Upon the acquisition of the Acquired Interests by Parent against payment of the Equity Purchase Price to the Seller therefor, the Seller will deliver good and valid title to the Acquired Interests, free and clear of any Liens, other than Investment Liens and restrictions under federal and state securities Laws.

(e) Broker’s Fee; No Public Offering. Except for Moelis & Company, the fees, expenses and commissions of which in connection with the Transactions will be borne solely by Seller, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions. The Seller has not offered, nor has it authorized any person acting on its behalf to offer, the Acquired Interests to the public or engaged in any general solicitation or public advertising with respect to the offer and sale of the Acquired Interests.

(f) Litigation; Orders. As of the date of this Agreement, (i) no Action is pending or, to the Seller’s knowledge, has been threatened against the Seller or any of its Affiliates that would, or would reasonably be expected to, prevent or materially delay or materially impede the Closing or materially impair the ability of the Seller to consummate the Transactions and (ii) the Seller is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially impair the ability of the Seller to consummate the Transactions.

(g) No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN SECTION 3.1 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER, NONE OF THE SELLER OR ANY OF ITS RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN SECTION 3.1 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE SELLER. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 3.1(f), NOTHING IN THIS AGREEMENT SHALL LIMIT THE SELLER’S LIABILITY WITH RESPECT TO FRAUD.

Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Seller as of the date hereof and as of the Closing, that:

(a) Organization; Legal Authority. Parent is a private limited company duly organized, validly existing and in good standing under the Laws of the United Kingdom. Parent has the requisite power and authority to enter into this Agreement and each other Transaction Document to which Parent is or will be a party and to consummate the Transactions.

(b) Authorization, Non-Contravention.

(i) The execution, delivery and performance by Parent of this Agreement and each other Transaction Document to which Parent is or will be a party and the Transactions, (A) have been duly authorized by all necessary actions on the part of Parent, (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents, (C) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, any Contract to which it is a party or by which it is bound, or, assuming that any filings, notices or consents contemplated by Section 3.2(b)(ii) have been made or obtained, any applicable Law and (D) do not and will not conflict with or require any consents under the Operative Documents (taking into account the provisions of Section 4.6), except, in case of clauses (C) and (D), as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impede the Closing or materially impair the ability of Parent to consummate the Transactions.

(ii) Except as set forth in Section 3.2(b)(ii) of the Disclosure Schedules or as may be required by the applicable rules or regulations of any applicable national securities exchange, the Exchange Act and the rules and regulations promulgated thereunder, or applicable state securities Laws, the execution, delivery and performance of this Agreement by Parent, and the consummation of the Transactions, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c) Binding Obligations. This Agreement and each other Transaction Document to which Parent is or will be a party have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(d) Broker’s Fee. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions for which the Seller would be liable in connection with the Transactions.

(e) Litigation; Orders. As of the date of this Agreement, (i) no Action is pending or, to Parent’s knowledge, has been threatened against Parent or any of its Affiliates that would, or would reasonably be expected to, prevent or materially delay or materially impede the Closing or materially impair the ability of Parent to consummate the Transactions and (ii) Parent is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially impair the ability of Parent to consummate the Transactions.

(f) Sufficient Funds; Solvency. Parent will have, as of the Closing, immediately available funds necessary for Parent to (i) make the payment in cash of all amounts payable by Parent as contemplated by this Agreement, including, without limitation, the payment of the Equity Purchase Price, and all associated fees, costs and expenses required to be paid by Parent in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Parent’s obligations to consummate the Transactions are not subject to any conditions regarding the receipt by, or the availability of any funds or financing to, Parent or any of its Affiliates or any other financing. Immediately after giving effect to the Transactions, Parent (i) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud current or future creditors of Parent.

(g) No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT IN SECTION 3.2 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY PARENT, NONE OF PARENT OR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT IN SECTION 3.2 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY PARENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY PARENT. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 3.2(f), NOTHING IN THIS AGREEMENT SHALL LIMIT PARENT’S LIABILITY WITH RESPECT TO FRAUD.

Section 3.3 Representations and Warranties of the Company. The Company hereby represents and warrants to the Seller as of the date hereof and as of the Closing, that:

(a) Organization; Legal Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to enter into this Agreement and each other Transaction Document to which the Company is or will be a party and to consummate the Transactions.

(b) Authorization, Non-Contravention.

(i) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is or will be a party and the Transactions, (A) have been duly authorized by all necessary actions on the part of the Company, (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents, (C) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, any Contract to which it is a party or by which it is bound, or, assuming that any filings, notices or consents contemplated by Section 3.3(b)(ii) have been made or obtained, any applicable Law and (D) do not and will not conflict with or require any consents under the Operative Documents (taking into account the provisions of Section 4.6), except, in case of clauses (C) and (D), as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impede the Closing or materially impair the ability of the Company to consummate the Transactions.

(ii) Except as set forth in Section 3.3(b)(ii) of the Disclosure Schedules or as may be required by the applicable rules or regulations of any applicable national securities exchange, the Exchange Act and the rules and regulations promulgated thereunder, or applicable state securities Laws, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c) Binding Obligations. This Agreement and each other Transaction Document to which the Company is or will be a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(d) Broker’s Fee. No person acting on behalf or under the authority of the Company is entitled to any broker’s fee or commission in connection with the Transactions for which the Seller would be liable in connection with the Transactions.

(e) Litigation; Orders. As of the date of this Agreement, (i) no Action is pending or, to the Company’s knowledge, has been threatened against the Company or any of its Affiliates that would, or would reasonably be expected to, prevent or materially delay or materially impede the Closing or materially impair the ability of the Company to consummate the Transactions and (ii) the Company is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially impair the ability of the Company to consummate the Transactions.

(f) Sufficient Funds; Solvency. The Company will have, as of the Closing, immediately available funds necessary for the Company to (i) make the payment in cash of all amounts payable by the Company as contemplated by this Agreement, including, without limitation, the payment of the Termination Payment, and all associated fees, costs and expenses required to be paid by the Company in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, the Company’s obligations to consummate the Transactions are not subject to any conditions regarding the receipt by, or the availability of any funds or financing to, the Company or any of its Affiliates or any other financing. Immediately after giving effect to the Transactions, the Company (i) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud current or future creditors of the Company.

(g) No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN SECTION 3.3 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE COMPANY, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY

MADE BY THE COMPANY IN SECTION 3.3 AND ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE COMPANY, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 3.3(f), NOTHING IN THIS AGREEMENT SHALL LIMIT THE COMPANY’S LIABILITY WITH RESPECT TO FRAUD.

ARTICLE IV.

COVENANTS

Section 4.1 Tax Matters. Any Transfer Taxes imposed on any of the Parties with respect to the Transactions shall be borne (i) fifty percent (50%) by the Seller and (ii) fifty percent (50%) by the Company. The Party required by applicable Law to file the applicable tax returns shall timely prepare and file each tax return with respect to such Transfer Taxes, and the other Parties shall reasonably cooperate therewith.

Section 4.2 Certain Actions. Until the Closing or the earlier termination of this Agreement and except in connection with the Transactions, the Seller shall not, without the prior written consent of Parent, directly or indirectly, (i) sell, transfer or otherwise dispose of all or any portion of the Acquired Interests, (ii) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, any offer or proposal by a third party for the direct or indirect acquisition of all or any portion of the Acquired Interests (other than to Parent pursuant to this Agreement) or (iii) create any Liens on the Acquired Interests other than Investment Liens and restrictions under applicable federal and state securities Laws.

Section 4.3 Notification of Certain Matters. Each Party shall give prompt written notice to the other Parties of any Action pending or, to such Party’s knowledge, threatened in writing against a Party or the Parties expressly relating to the Transactions or the Commercial Transactions. The Parties agree and acknowledge that compliance or failure of compliance with this Section 4.3 shall not be taken into account for purposes of determining whether the conditions referred to in Section 5.2(b) or Section 5.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 4.3.

Section 4.4 Governmental Approvals.

(a) The Parties shall use their reasonable best efforts to make, or cause to be made, within three (3) Business Days of the date of this Agreement, and in any event no later than seven (7) Business Days after the date of this Agreement, all such filings, submissions and notification filings (including a draft where appropriate or advisable) required under the Gaming Laws in the jurisdictions listed in Section 5.1(b) of the Disclosure Schedules as may be required to obtain any such approvals, filings or registrations required pursuant to the Gaming Laws in such jurisdictions in connection with the Transactions. Following submittal of the initial applications and documents, the Parties shall use their reasonable best efforts to promptly file, or cause to be filed, all such additional filings, applications, documents and information as may be requested or required by any Governmental Authority in connection with the Transactions.

(b) The Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any approvals of any Governmental Authority required to be obtained or made by any Party, or any of their respective Subsidiaries or Affiliates and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action by, any Governmental Authority, including any such approvals, filings or registrations required pursuant the applicable Gaming Laws, in connection with the Transactions as promptly as practicable after the date hereof, including reasonably cooperating with each other in connection with any such filings or the provision of any such information (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the other Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). The Parties agree that “reasonable best efforts” in this Section 4.4 or any other provision of this Agreement shall not (i) require any Party or any of their respective Affiliates to agree, propose, or otherwise be required to sell, lease, transfer, divest, dispose of, license or otherwise encumber, or hold separate, or take or agree to or commit to take any action that limits or restricts in any respect its freedom of action with respect to, or its ability to retain, or make changes in, any businesses, products, product lines, rights, services, licenses, governance, operations, or assets of such Party or any of its Subsidiaries or Affiliates, or any interests therein (any of the foregoing, a “Remedy”) or (ii) require Parent, the Company or any of their respective Affiliates to defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority or a private party challenge adversely affecting this Agreement or the Transactions, including appealing any adverse court or administrative decision, or commence or be a plaintiff in any litigation. The Seller shall not effectuate or propose or agree to effectuate a Remedy without the prior written consent of Parent. For the avoidance of doubt, the Company and Parent shall not effectuate, propose or agree to effectuate a Remedy with respect to the business, governance, or operations of the Seller or its Affiliates without the prior written consent of the Seller. Subject to applicable Law, the Seller and Parent shall permit counsel for the other Party reasonable opportunity to review in advance (other than upon any express request from a Gaming Authority that such other Party not review or participate in such communication, after having been informed of the terms of this Section 4.4 and the Parties’ mutual desire to jointly communicate with Gaming Authorities with respect to the Transactions, and subject to such other Party being reasonably informed in advance (if feasible and if not feasible then being informed promptly following such communications) of the anticipated substantive terms of such communications), and shall consider in good faith the views of the other Party in connection with, any proposed written or, if practicable, oral communication to any Governmental Authority relating to the Transactions. Subject to any express request from a Gaming Authority that such other Party not attend or participate in any such discussions, after having been informed of the terms of this Section 4.4 and the Parties’ mutual desire to jointly communicate with Gaming Authorities with respect to the Transactions, and subject to such other Party being reasonably informed in advance (if feasible and if not feasible then being informed promptly following such communications) of the anticipated substantive terms of such discussions, each Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it reasonably consults with the other Party in advance; provided that to the extent not prohibited by such Governmental Authority, and subject to the terms of this Section 4.4(b), the other Party shall have the reasonable opportunity to attend and participate in the portion of any meeting that relates to such Party. The Parties agree that Parent shall control and direct (and the Seller shall cooperate with Parent in connection with) all strategy and decisions with respect to obtaining all approvals or other clearances under Gaming Laws, including all filings (including where to file and the timing of such filings) and any withdrawals and/or refiling thereof, strategies, processes, negotiation of settlements (if any), and related proceedings contemplated by this Section 4.4; provided that Parent shall provide the Seller a reasonable opportunity to consult and consider such strategy and decisions and Parent will consider the Seller’s input and views with respect thereto in good faith. Neither Parent, the Company or any of their respective Affiliates shall make any filing or submit any written information to a Governmental Authority that explicitly relates to the governance or operations of the Seller or its Affiliates without obtaining the Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that such filing or written information describes the governance or operations of the Seller, or any arrangements between the Seller, Parent and their respective Affiliates, solely in connection with the filings, submissions and notifications contemplated by Section 4.4(a).

Section 4.5 Structuring Steps. Prior to, at, or after the Closing, the Company may engage, or cause its Subsidiaries to engage, in one or more transactions in order to facilitate the Transactions and the Commercial Transactions, substantially in the manner and in accordance with the steps set forth Schedule A attached hereto (the “Structuring Steps”). Each of Parent, the Company and the Seller hereby consent and agree to the Structuring Steps and the transactions contemplated thereby. Parent may modify the Structuring Steps; provided that such modifications shall not, and shall not reasonably be expected to, (a) adversely affect the Seller, or (b) prevent or impair or materially delay the ability of the Parties to consummate the Transactions.

Section 4.6 Consents, Notices and Other Requirements. Effective as of the date hereof, each of the Parties irrevocably agrees that, to the extent any of the Operative Documents or any other applicable Contract between or among any of the Parties or any of their respective Affiliates imposes any consent, notice or other requirements with respect to the Transactions or the Commercial Transactions, and any transactions reasonably necessary to effect the Transactions and the Commercial Transactions, such consent, notice or other requirements are deemed given and otherwise satisfied without any further action by any party with respect to the Transactions and the Commercial Transactions and any such transactions reasonably necessary to effect the Transactions and the Commercial Transactions that would not reasonably be expected to adversely affect any Party.

ARTICLE V.

CONDITIONS TO THE CLOSING

Section 5.1 Mutual Conditions. The respective obligations of the Seller, Parent and the Company to effect the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) No injunction or similar Order by any Governmental Authority with competent jurisdiction that prohibits the consummation of the Closing shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority with competent jurisdiction that remains in effect and, in any case, prohibits or makes illegal the consummation of the Closing (any such Order, injunction or Law, a “Legal Restraint”).

(b) All (i) required approvals shall have been obtained and (ii) applicable waiting periods shall have expired or shall have been terminated, in each case, pursuant to applicable Gaming Laws in the jurisdictions listed in Section 5.1(b) of the Disclosure Schedules.

Section 5.2 Conditions to the Obligation of Parent and the Company. The obligation of each of Parent and the Company to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a) (i) All representations and warranties of the Seller, other than the Seller Fundamental Representations, will each be true and correct (without giving effect to any materiality qualifications contained therein) in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (ii) the representations and warranties of the Seller set forth in Section 3.1(a), Section 3.1(b)(i), Section 3.1(c) and Section 3.1(d) (the “Seller Fundamental Representations”) will each be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date;

(b) All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Seller on or before the Closing Date shall have been so performed or complied with in all material respects; and

(c) The Seller shall have delivered a certificate by an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating the conditions in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3 Conditions to the Obligation of the Seller. The obligation of the Seller to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a) (i) All representations and warranties of Parent and the Company, other than the Parent Fundamental Representations and the Company Fundamental Representations, will each be accurate (without giving effect to any materiality qualifications contained therein) in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent set forth in Section 3.2(a), Section 3.2(b)(i) and Section 3.2(c) (the “Parent Fundamental Representations”) and the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b)(i) and Section 3.3(c) (the “Company Fundamental Representations”) will each be accurate on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date;

(b) All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by Parent and the Company on or before the Closing Date shall have been so performed or complied with in all material respects; and

(c) Each of Parent and the Company shall have delivered a certificate by an authorized signatory of Parent and the Company, as applicable, in his or her capacity as such, dated as of the Closing Date, stating the conditions in Section 5.3(a) and Section 5.3(b) have been satisfied as to Parent and the Company, as applicable.

ARTICLE VI.

TERMINATION

Section 6.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written agreement of Parent and the Seller;

(b) by the Seller or Parent, by written notice to the other Party, if the Closing has not occurred by December 19, 2025 (the “Closing Deadline”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party seeking to terminate if such Party’s breach of or failure to fulfill (and, in the case of Parent, the Company’s breach of or failure to fulfill) any of its covenants, obligations or agreements under this Agreement has been the principal cause of the failure of the Closing to occur on or prior to the Closing Deadline;

(c) by Parent, by written notice to the Seller, if any of the representations or warranties of the Seller set forth in Section 3.1 are not accurate, or if the Seller has failed to perform any covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 5.1 or Section 5.2 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, cannot be cured or are not cured by the earlier of: (i) thirty (30) Business Days after written notice thereof is delivered to the Seller, or (ii) the calendar day prior to the Closing Deadline; provided that neither Parent nor the Company has breached in any material respect its obligations under this Agreement, where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition in Section 5.1 or Section 5.3.

(d) by the Seller, by written notice to Parent, if any of the representations or warranties of Parent set forth in Section 3.2 or of the Company set forth in Section 3.3 are not accurate, or if Parent or the Company has failed to perform any covenant or agreement on the part of Parent or the Company, as applicable, set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 5.1 or Section 5.3 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, cannot be cured or are not cured by the earlier of: (i) thirty (30) Business Days after written notice thereof is delivered to Parent or the Company, or (ii) the calendar day prior to the Closing Deadline, as applicable; provided that the Seller has not breached in any material respect its obligations under this Agreement, where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition in Section 5.1 or Section 5.2 ; or

(e) by either the Seller or Parent, by written notice to the other Party, if any Governmental Authority with competent jurisdiction over any Party shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 6.1(e) shall not be available to a Party if such Party (or in the case of Parent, the Company) has breached in any material respect its obligations under this Agreement, where such breach has been the principal cause of the issuance or entry of such Legal Restraint.

Section 6.2 Effect of Termination. If this Agreement is terminated as permitted by Section 6.1, no Party will have any liability or further obligation to the other Parties pursuant to this Agreement; provided, however, that if termination results from the Fraud or Willful Breach of a Party, such Party will remain liable for any and all costs, expenses or damages incurred or suffered by the other Party as a direct result of such failure or breach (collectively, “Damages”); provided that the agreements of the Parties set forth in Section 7.4 (Notices), Section 7.8 (Confidentiality), Section 7.10 (Governing Law) and Section 7.11 (Submission to Jurisdiction) and this Section 6.2 shall survive such termination; provided, further, that the Operative Documents will remain in full force and effect notwithstanding any termination of this Agreement; provided, further, that, in the event this Agreement is terminated in accordance with the terms and conditions herein, each of the Commercial Agreements (to the extent such Commercial Agreement has been executed as of the termination date) and the RAMP Agreement shall automatically and immediately terminate in all respects and be of no further effect and no party thereto will have any liability or further obligation to the other parties thereto pursuant to such Contracts and each of the Existing Agreements (as defined in the Termination Agreement) shall remain in full force and effect.

ARTICLE VII.

OTHER MATTERS

Section 7.1 Waiver; Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.2 Survival. Subject to the following sentences, each Party’s representations, warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transactions and shall remain in full force and effect until the date that is the first (1st) anniversary of the Closing Date, other than the Seller Fundamental Representations, Parent Fundamental Representations and Company Fundamental Representations which shall remain in full force and effect indefinitely. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied in accordance with their terms. The limitations on survival set forth in this Section 7.2 shall not apply to claims based on Fraud, which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and the Transactions and the Commercial Transactions.

Section 7.4 Notices. All notices, requests and other communications to any Party shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to Parent or the Company:

c/o Flutter Entertainment plc

One Madison Avenue, 23rd Floor

New York, NY 10010

Attention:  Emma Storan

      Allison Meyer

E-mail:   Emma.Storan@Flutter.com

      grouplegal@flutter.com

      Allison.Meyer@fanduel.com

      legal@fanduel.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Eric Swedenburg

      Jakob Rendtorff

E-mail:    eswedenburg@stblaw.com

      jrendtorff@stblaw.com

if to the Seller, to:

Boyd Gaming Corporation

6465 S. Rainbow Blvd.

Las Vegas, Nevada 89118

Attention:  Uri Clinton

Email:    UriClinton@boydgaming.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94115

Attention:  Brandon C. Parris

      Mike Krigbaum

Email:    BParris@mofo.com

      MKrigbaum@mofo.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) on the date transmitted by electronic mail, if sent prior to 5:00 p.m. New York City Time, and otherwise on the next Business Day, in each case, to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery, (c) when delivered, by a reputable national or international overnight courier service (with proof of delivery) or (d) when delivered, by certified or registered mail (with proof of delivery).

Section 7.5 Entire Understanding; No Third-Party Beneficiaries. This Agreement, together with the Transaction Documents and the documents referred to herein, constitutes the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. Except for the provisions of Section 7.9, nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities; provided that the provisions of Section 7.18 and this Section 7.5 are intended to benefit the Financing Sources.

Section 7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Parent and the Company may assign and transfer this Agreement and any of its rights, interests and obligations hereunder, in whole or in part, without the prior written consent of any Party, (i) to one or more of its Affiliates, or designate one or more of its Affiliates to perform its obligations hereunder, or (ii) as contemplated by the Structuring Steps, in each case, so long as Parent is not relieved of any obligation hereunder.

Section 7.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.8 Confidentiality. Each of the Parties agree that this Agreement and the information provided to such Party and its representatives in connection with this Agreement and the Transactions are subject to the confidentiality provisions in Section 6.05 of the LLCA; provided that, notwithstanding anything to the contrary, Parent and the Company shall be permitted to disclose information regarding the Transactions and other Confidential Information (as defined in the LLCA) to any lender, investor and potential source of capital or funding (debt or equity) and their respective advisors and representatives (subject to customary confidentiality obligations). Each of the Seller and the Parent shall be permitted to issue their own initial press release regarding this Agreement and the Transactions and shall be in such form and substance mutually agreed by the Seller and Parent and thereafter, the Company, Seller and Parent shall not issue any such press release or make any such public announcement without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed), except (a) as contemplated by the preceding sentence or (b) as may be required by applicable Law, including any Gaming Law, or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Authority, including any Gaming Authority, in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (i) any such press release or public statement as may be required by any Gaming Authority, any applicable Law, including any Gaming Laws, or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and provide the other Party with an opportunity to review and comment on any such press release or public statement and (ii) each Party may issue public announcements or make other public disclosures regarding this Agreement and the Transactions that consist, with respect to information concerning to this Agreement and the Transactions, solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 7.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure.

Section 7.9 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) (other than as expressly set forth in any confidentiality agreement), may be made only against (and such representations and warranties are those solely of) the Seller, the Company or Parent (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (in each case excluding the Contracting Parties), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their respective negotiation, execution, performance or non-performance, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such persons.

Section 7.10 Governing Law. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

Section 7.11 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.12 Further Assurances. Each of the Seller, the Company and Parent will, from time to time as reasonably requested to do so by the other, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the consummation of the Transactions.

Section 7.13 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties acknowledge and agree that (A) each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions, with respect to any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court) (including specific performance to cause Parent and the Company to make the the Closing Payment on the terms contemplated herein), this being in addition to any other remedy to which such Party is entitled at Law or in equity, including without limitation, obtaining Damages; (B) the provisions of Section 6.2 or any other provision are not intended to and will not adequately compensate the Seller, on the one hand, or Parent and the Company, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement and the other rights set forth in this Section 7.13 are an integral part of this Agreement and without such rights, none of the Company, Parent or the Seller would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that, and hereby waives any defense in any action for specific performance or other equitable relief that, the other Party has an adequate remedy at Law or that any award of specific performance or such other equitable relief is not an appropriate remedy for any reason at Law or in equity. Each of the Parties hereby further waives any requirement under any Law to post any bond or other security as a prerequisite to obtaining specific performance or any other equitable relief.

Section 7.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 7.16 No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement, the Transactions and the Commercial Transactions. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 7.17 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$”shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall mean “and/or”. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 7.18 Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Seller, on behalf of itself and each of its controlled Affiliates (each, a “Seller Related Party”), hereby: (i) agrees that any legal action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements (including any commitment letters) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal actions or proceedings to the exclusive jurisdiction of such court; (ii) agrees that any such legal action or proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by and construed and enforced in accordance with the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any commitment letter or other applicable definitive document relating to the Financing; (iii) agrees not to bring or support, or permit any Seller Related Party to bring or support, any legal action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (iv) agrees that service of process upon any Seller Related Party in any such legal action or proceeding shall be effective if notice is given in accordance with Section 7.4; (v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action or proceeding in any such court; (vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any legal action or proceeding brought against any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (vii) agrees that none of the Financing Parties will have any liability to any Seller Related Party relating to or arising out of this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Financing Parties with respect to the Financing or any of the transactions contemplated hereby or any services thereunder); (viii) agrees that no Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (ix) agrees that the Financing Parties are express third- party beneficiaries of, and may enforce, the proviso in Section 7.5and this Section 7.18, and that such provisions (and any other provision of this Agreement, including the definition of “Financing Parties”, to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 7.18) shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties.

Section 7.19 Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that any item disclosed in any part, subpart, section or subsection of the Disclosure Schedules referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to any other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Parties’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the Transactions requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by any Party that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties named below have caused this instrument to be duly executed, all as of the day and year first above written.

PARENT:

TSE HOLDINGS LTD.

By:	/s/ J. Peter Jackson
Name: J. Peter Jackson
Title: Director

[Signature Page to Equity Purchase Agreement]

SELLER:

BOYD INTERACTIVE GAMING HOLDINGS, L.L.C.

/s/ Keith E. Smith
By: Keith E. Smith
Title: President

[Signature Page to Equity Purchase Agreement]

COMPANY:

FANDUEL GROUP PARENT LLC

By:	/s/ David Jennings
Name: David Jennings
Title: Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

The following schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Boyd Gaming Corporation hereby undertakes to furnish supplemental copies of such schedules and attachments to the Securities and Exchange Commission upon request.

•	Exhibit A – Assignment of Acquired Investor Units

•	Exhibit B – Assignment of Acquired Warrants

•	Schedule A – Structuring Steps